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                                 Exhibit 23.2

                       Consent of KPMG Peat Marwick LLP
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Consent of Independent Auditors



The Board of Directors
RF Power Products, Inc.:

We consent to the use of our reports dated January 17, 1997, relating to the consolidated balance sheet of RF Power Products, Inc. and subsidiary as of November 30, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for the year ended November 30, 1996, incorporated by reference in this registration statement on Form S-8, which reports are included in the November 30, 1996 Annual Report on Form 10-K of RF Power Products, Inc.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
August 27, 1997